Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information:

Revolution Lighting Technologies, Inc.

Gary Langford, Chief Financial Officer

Tel: 704-405-0416

REVOLUTION LIGHTING TECHNOLOGIES CLOSES ACQUISTION

OF SEESMART TECHNOLOGIES, INC.

Creates dynamic platform for accelerated growth across multiple vertical markets

CHARLOTTE, NC – Dec 20, 2012 — Revolution Lighting Technologies, Inc. (RVLT), a leader in advanced LED lighting technology, today announced that it has closed its acquisition of Seesmart Technologies, Inc.

Seesmart, based in Simi Valley, California, is a leading LED solutions provider with a broad range of products serving the commercial, industrial, and institutional lighting markets. Seesmart’s exclusive network of over 50 distributors has completed hundreds of LED projects in both retrofit and new construction applications. Seesmart has become a leader by combining a full line of high-quality lamps and fixtures with an exclusive network of trained distributors who educate end-users on the proper selection and installation of LED products. We believe this combination makes Seesmart’s value proposition unique in the LED lighting market. Seesmart’s pipeline of potential projects currently exceed $1 billion and include large school districts, commercial office and retail buildings, industrial facilities, and government buildings. Seesmart’s customers, which include SL Green, Memorial Sloan-Kettering Cancer Center, the City of Los Angeles, Idealease, and the Cerebral Palsy Associations of New York, enjoy the benefits of significant energy savings, reduced maintenance, a rapid payback, and a more sustainable facility.

“We are very pleased to have Seesmart become a Revolution Lighting Technologies company. With their superior service, their unique and extensive distributor network, and their large pipeline of business prospects, we expect Seesmart to grow rapidly and be profitable in 2013 and beyond,” said Robert V. LaPenta, Chairman of Revolution.

“Seesmart is excited to have a team of dedicated, successful professionals working with us to assist our company in reaching its full potential. With the track record of the Revolution team, we look forward to being a power player in the LED lighting industry,” said Ken Ames, Chief Executive Officer of Seesmart.

Under the terms of the agreement, Revolution paid approximately $20 million, with 50 percent of the consideration in shares of Revolution stock and 50 percent in cash. Revolution has reserved approximately 14 million shares of common stock for issuance to holders of Seesmart common stock and convertible notes pursuant to the transaction. The approximately $10 million of cash consideration paid pursuant to the agreement was funded from the sale of new Revolution convertible preferred stock to RVL Holdings, an entity managed by Aston Capital, LLC and controlled by Robert V. LaPenta. The preferred stock will be convertible into approximately 14 million shares of Revolution common stock following the effectiveness of stockholder approval consistent with the rules of the Nasdaq Stock Market and will bear an annual payment in kind dividend at a rate per annum of 10% of the original issuance price. The company will provide a more detailed description of the terms and conditions of the transaction in a Current Report on Form 8-K to be filed with the SEC.

For more information, please visit the Revolution Lighting Technologies, Inc. web site at www.rvlti.com.

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties, including the satisfaction of closing conditions prior to the consummation of the acquisition of Seesmart and the anticipated benefits of such acquisition. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Revolution Lighting’s filings under the Securities Exchange Act for additional factors that could cause actual results to differ materially. Revolution Lighting Technologies, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.